KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 3.5 -

AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KINDER MORGAN ENERGY PARTNERS, L.P.
This Amendment No. 4 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (this “Amendment”) is made as of the 13th day of August, 2012, by Kinder Morgan G.P., Inc., a Delaware corporation (the “General Partner”), as general partner of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and by Kinder Morgan Management, LLC, as the delegate of the General Partner. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
R E C I T A LS
A.    The General Partner is the sole general partner of the Partnership which is governed by the Third Amended and Restated Agreement of Limited Partnership dated as of May 18, 2001 (as previously amended by Amendments No. 1, 2 and 3 thereto, the "Partnership Agreement").
B.    The Partnership has entered into a Contribution Agreement dated August 6, 2012 (the "Contribution Agreement") by and among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso TGPC Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“TGPC Investments”), El Paso EPNG Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EPNG Investments”), and the Partnership.
C.    The Contribution Agreement provides for, among other things, the contribution to the Partnership (i) by TGPC Investments of 100% of the outstanding equity interests in Tennessee Gas Pipeline Company, L.L.C., a Delaware limited liability company, and (ii) by EPNG Investments of 50% of the outstanding equity interests in El Paso Natural Gas Company, a Delaware corporation which will be converted to a single member limited liability company prior to the contribution, in exchange for the issuance to KMI by the Partnership of a certain number of common units representing limited partnership units of the Partnership and a cash distribution to KMI of $3,485,250,000 (the “Special Distribution”), without a corresponding distribution to the General Partner or the Limited Partners of the Partnership.
D.    To effect the Special Distribution as contemplated by the Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.
E.    Acting pursuant to the power and authority granted to it under Section 15.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Limited Partner.
AGREEMENT
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
1.    Section 5.10. A new Section 5.10 is hereby added to the Partnership Agreement, to follow Section 5.9 and to read in full as follows:
"5.10    Special Distribution. Notwithstanding anything to the contrary set forth in this Agreement, following the contributions to the Partnership by (i) El Paso TGPC Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“TGPC Investments”), of 100% of the outstanding equity interests in Tennessee Gas Pipeline Company, L.L.C., a Delaware limited liability company, and (ii) by El Paso EPNG Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EPNG Investments”), of 50% of the outstanding equity interests in El Paso Natural Gas Company, L.L.C., a Delaware limited liability company, in each case as contemplated by the Contribution Agreement dated August 6, 2012 (the “Contribution Agreement”), among Kinder Morgan, Inc., a Delaware corporation (“KMI”), TGPC Investments, EPNG Investments and the Partnership, the Partnership shall distribute $3,485,250,000 in cash to KMI (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Contribution Agreement. Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.1(d)(iii)(A)), neither KMI, TGPC Investments, EPNG Investments nor the

General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence."
2.    Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
3.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
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IN WITNESS WHEREOF, Kinder Morgan Management, LLC has executed this Amendment, in its capacity as the delegate of the General Partner, and the General Partner has executed this Amendment, to be effective as of the date first written above.

KINDER MORGAN MANAGEMENT, LLC,
as the delegate of the General Partner

By: __________________________________
Name: Joseph Listengart
Title: Vice President

Date: August ___, 2012

KINDER MORGAN G.P., INC.,
as General Partner

By: __________________________________
Name: Joseph Listengart
Title: Vice President

Date: August ___, 2012

[Signature page - Amendment No. 4 to KMP LP Agreement]